                                                                    Exhibit 99.1

                              HEIDRICK & STRUGGLES

NEWS                                                       FOR IMMEDIATE RELEASE

                          HEIDRICK & STRUGGLES REPORTS
                      2003 SECOND QUARTER FINANCIAL RESULTS

                    View on 2003 Third Quarter Also Provided

CHICAGO (July 31, 2003)--Heidrick & Struggles International, Inc. (Nasdaq:
HSII), the world's premier executive search and leadership consulting firm, today announced its financial results for the 2003 second quarter.

2003 Second Quarter Overview

     o Consolidated net revenue was $81.7 million, a decrease of 13 percent from $93.5 million in the 2002 second quarter.

     o The operating loss was $1.6 million, compared to operating income of $956,000 last year.

     o The net loss was $2.6 million, compared to a net loss of $3.4 million last year.

     o The loss per share was $0.14, compared to a loss per share of $0.19 last year.

     o Results in the 2003 second quarter include $5.2 million related to the separation arrangements with two former executives, as well as approximately $2.8 million in other severance costs.

     o Operating income excluding those severance-related costs, which the company believes more accurately reflects its core operations, was $6.4 million, compared to $956,000 last year.

     o Income tax expense includes a $1.2 million adjustment to a deferred tax asset.

Net revenue in the quarter was affected by continuing weakness in the global business environment. However, performance benefited from the effects of foreign currency exchange rate fluctuations. Excluding the positive impact of currency of approximately $5 million in the 2003 second quarter, net revenue was $76.6 million, a decrease of 18 percent from the 2002 second quarter. Net revenue was up year-over-year in most of the company's industry practice groups except Financial Services and Technology, which have been particularly hard hit in the weakened economy.

                                    - more -

"We feel our business is on an increasingly strong footing despite the difficult global economic environment," said Thomas J. Friel, Chairman and Chief Executive Officer of Heidrick & Struggles. "Boardroom and senior-level assignments - our strategic focus - are strong, and operating profit, excluding severance-related costs, exceeded our own expectations."

Consolidated salaries and employee benefits expense in the 2003 second quarter was $62.9 million, down 2 percent from $64.3 million in the comparable quarter last year. Excluding the $8.0 million of severance-related costs discussed above, consolidated salaries and employee benefits expense declined 15 percent because of previous reductions in the company's workforce.

Consolidated general and administrative expenses declined 28 percent to $20.4 million in the 2003 second quarter, compared to $28.2 million in the 2002 second quarter. Reduced spending on discretionary items, lower bad debt expense, and lower infrastructure costs resulting from the company's activities related to reductions in workforce and consolidation of offices all contributed to the decrease.

Income tax expense in the 2003 second quarter includes a $1.2 million non-cash adjustment of a deferred tax asset, representing the excess of expense for accounting purposes over the related deduction for tax purposes that occurred upon the vesting of restricted stock units in the 2003 second quarter. The adjustment is related to the reduction in the price of the company's common stock between the date of issuance of the restricted stock units and the date of their vesting.

In the 2003 second quarter, the number of confirmed executive searches decreased 18 percent from the 2002 second quarter. As of June 30, 2003 the company employed 318 executive search consultants, compared to 337 as of March 31, 2003, and 383 as of June 30, 2002.

                                    - more -

Results by Segment

Net revenue in North America was $44.7 million, a decrease of 14 percent from $52.2 million in the 2002 second quarter. The Health Care and Professional Services practice groups reported higher revenue in the 2003 second quarter compared to the 2002 second quarter, while the Technology practice group reported the most significant decline. Operating income for the region increased 6 percent in the quarter to $10.2 million from $9.6 million in last year's second quarter primarily because of lower headcount, reductions in discretionary spending, and lower bad debt expense. The operating margin increased to 22.7 percent from 18.4 percent in the 2002 second quarter.

In Latin America, net revenue was $2.7 million, an increase of 3 percent from $2.6 million in the 2002 second quarter. Operating income was $103,000 in the 2003 second quarter, compared to an operating loss of $1.2 million in the 2002 second quarter. The loss in 2002 resulted primarily from the cost of converting certain wholly owned subsidiaries into licensees.

Net revenue in Europe was $28.2 million, a decrease of 14 percent from $32.9 million in the 2002 second quarter. Excluding the positive impact of currency exchange rates of $4.7 million, net revenue was $23.5 million, a decrease of 29 percent from the same quarter in 2002. The Financial Services practice group experienced a particularly weak 2003 second quarter. The region recorded an operating loss of $1.9 million in the 2003 second quarter, compared to an operating loss of $300,000 in last year's second quarter, as this year's second quarter included approximately $2.0 million in severance-related costs.

In Asia Pacific, net revenue was $6.1 million, an increase of 5 percent from $5.8 million in the 2002 second quarter. Operating income was $1.1 million in the 2003 second quarter, compared to $432,000 in the same period of 2002 as lower compensation costs and the higher revenue positively affected this year's second quarter.

Corporate expense in the 2003 second quarter was $11.0 million, compared to $7.6 million last year. Excluding the $5.2 million related to executive separation arrangements, corporate expense decreased 22 percent because of lower salary and employee benefits expense and lower systems-related spending.

                                    - more -

Six Month Results

For the six months ended June 30, 2003, consolidated net revenue was $159.0 million, a decrease of 14 percent from $185.2 million for the first six months of 2002. There was a loss per share of $0.52 compared to a loss per share of $1.17 in the same period last year. The operating loss was $6.5 million compared to an operating loss of $27.2 million in last year's comparable period. The net loss was $9.3 million, compared to a net loss of $21.1 million for the first six months of 2002.

Outlook

For the 2003 third quarter, net revenue is anticipated to be in the range of $70 million to $80 million, as signs of a modest upturn in North America are likely to be offset by typical summer seasonality and continuing weakness in Europe. At those revenue levels, the company estimates that the corresponding results would range from a loss per share of $0.07 to diluted earnings per share of $0.10.

Webcast of Investor Call Available Today

The company will provide a real-time webcast of its investor call on Thursday, July 31, 2003 at 8:30 a.m. Chicago Time to review its 2003 second quarter financial results. The call will last up to one hour and will feature remarks by Chairman and CEO Thomas J. Friel and Chief Financial Officer Kevin J. Smith. The webcast will be available online, along with any slides accompanying management's remarks, at www.heidrick.com or through CCBN's individual investor center at www.companyboardroom.com. Listeners should log on approximately ten minutes in advance to ensure they are set up to receive the webcast. A replay will be available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world's premier provider of executive search and leadership consulting services. Currently, approximately 1,300 Heidrick & Struggles search professionals and employees operate from locations primarily in North America, Latin America, Europe, and Asia Pacific. For 50 years, Heidrick & Struggles has specialized in chief executive, board member and senior-level management search assignments for a broad spectrum of clients: multi-national corporations, mid-cap and start-up companies, nonprofit entities, educational institutions, foundations, associations and governmental units. The company is expanding its range of complementary services to offer solutions to senior management teams for their leadership needs, including executive assessment, interim executive placement, and professional development. For more information about Heidrick & Struggles, visit www.heidrick.com.

                                    - more -

Safe Harbor Statement

This news release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, our ability to attract and retain qualified executive search consultants; further deterioration of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; price competition; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to generate profits in order to ensure that our deferred tax assets are realizable; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #

Contact
Eric Sodorff (media)
312-496-1613 or esodorff@heidrick.com
Lynn McHugh (analysts)
312-496-1593 or lmchugh@heidrick.com

                    Heidrick & Struggles International, Inc.
                      Consolidated Statements of Operations
                      (In thousands, except per share data)

                                                                           Three Months Ended June 30,
                                                                      -------------------------------------
                                                                            2003                 2002               % Change
                                                                      ----------------     ----------------    -----------------
Revenue:
  Revenue before reimbursements (net revenue)                         $         81,674     $         93,476                -12.6%
  Reimbursements                                                                 6,221                6,834                 -9.0%
                                                                      ----------------     ----------------
       Total revenue                                                            87,895              100,310                -12.4%

Operating expenses:
  Salaries and employee benefits (1)                                            62,917               64,273                 -2.1%
  General and administrative expenses                                           20,398               28,247                -27.8%
  Reimbursed expenses                                                            6,221                6,834                 -9.0%
                                                                      ----------------     ----------------
       Total operating expenses                                                 89,536               99,354                 -9.9%
                                                                      ----------------     ----------------
       Operating income (loss)                                                  (1,641)                 956

Non-operating income (expense):
  Interest income                                                                  468                  383                 22.2%
  Interest expense                                                                 (53)                 (37)
  Net realized and unrealized gains (losses) on equity
   and warrant portfolio (3)                                                        21               (1,385)
  Write-down of long-term investment (4)                                             -               (5,000)
  Other, net                                                                      (315)                (144)
                                                                      ----------------     ----------------
       Net non-operating income (expense)                                          121               (6,183)

Income (loss) before income taxes                                               (1,520)              (5,227)

Provision for (benefit from) income taxes (5)                                    1,089               (1,830)
                                                                      ----------------     ----------------

Net income (loss)                                                     $         (2,609)    $         (3,397)
                                                                      ================     ================


Basic earnings (loss) per common share                                $          (0.14)    $          (0.19)
Basic weighted average common shares outstanding                                18,138               18,098
Diluted earnings (loss) per common share                              $          (0.14)    $          (0.19)
Diluted weighted average common shares outstanding                              18,138               18,098

Salaries and employee benefits as a percentage of net revenue                     77.0%                68.8%
General and administrative expense as a percentage of net revenue                 25.0%                30.2%
Effective tax rate                                                                   -                 35.0%

                    HEIDRICK & STRUGGLES INTERNATIONAL, INC.
                               SEGMENT INFORMATION
                                 (In thousands)

                                                                             Three Months Ended June 30,
                                                 ----------------------------------------------------------------------------------
                                                                                                             2003          2002
                                                     2003          2002        $ Change      % Change       Margin        Margin
                                                 ------------  ------------  ------------  ------------  ------------  ------------
Revenue:
  North America                                  $     44,728  $     52,226  $     (7,498)        -14.4%
  Latin America                                         2,658         2,575            83           3.2%
  Europe                                               28,179        32,867        (4,688)        -14.3%
  Asia Pacific                                          6,109         5,808           301           5.2%
                                                 ------------  ------------  ------------
   Revenue before reimbursements (net revenue)         81,674        93,476       (11,802)        -12.6%
  Reimbursements                                        6,221         6,834          (613)         -9.0%
                                                 ------------  ------------  ------------
   Total                                         $     87,895  $    100,310  $    (12,415)        -12.4%
                                                 ============  ============  ============


Operating Income (Loss):
  North America (1)                              $     10,161  $      9,607  $        554           5.8%         22.7%         18.4%
  Latin America                                           103        (1,224)        1,327                         3.9%
  Europe (1)                                           (1,949)         (300)       (1,649)
  Asia Pacific (1)                                      1,090           432           658                        17.8%          7.4%
                                                 ------------  ------------  ------------
   Total regions                                        9,405         8,515           890          10.5%         11.5%          9.1%
  Corporate (1)                                       (11,046)       (7,559)       (3,487)        -46.1%
                                                 ------------  ------------  ------------
   Total                                         $     (1,641) $        956  $     (2,597)                                      1.0%
                                                 ============  ============  ============

                    Heidrick & Struggles International, Inc.
                      Consolidated Statements of Operations
                      (In thousands, except per share data)

                                                                    Six Months Ended June 30,
                                                                   ---------------------------
                                                                      2003             2002       % Change
                                                                   ----------       ----------    ---------
Revenue:
    Revenue before reimbursements (net revenue)                    $  158,985       $  185,199        -14.2%
    Reimbursements                                                     11,886           13,317        -10.7%
                                                                   ----------       ----------
           Total revenue                                              170,871          198,516        -13.9%

Operating expenses:
    Salaries and employee benefits (1)                                117,067          133,170        -12.1%
    General and administrative expenses                                42,960           56,060        -23.4%
    Reimbursed expenses                                                11,886           13,317        -10.7%
    Severance and office consolidation charges (2)                      5,500           23,169
                                                                   ----------       ----------
           Total operating expenses                                   177,413          225,716        -21.4%
                                                                   ----------       ----------
           Operating income (loss)                                     (6,542)         (27,200)

Non-operating income (expense):
    Interest income                                                       960              911          5.4%
    Interest expense                                                      (90)             (88)
    Net realized and unrealized gains (losses) on equity
       and warrant portfolio (3)                                          248           (1,242)
    Write-down of long-term investment (4)                                  -           (5,000)
    Other, net                                                         (1,137)             107
                                                                   ----------       ----------
           Net non-operating income (expense)                             (19)          (5,312)

Income (loss) before income taxes                                      (6,561)         (32,512)

Provision for (benefit from) income taxes (5)                           2,785          (11,380)
                                                                   ----------       ----------

Net income (loss)                                                  $   (9,346)      $  (21,132)
                                                                   ==========       ==========


Basic earnings (loss) per common share                             $    (0.52)      $    (1.17)
Basic weighted average common shares outstanding                       18,147           18,074
Diluted earnings (loss) per common share                           $    (0.52)       $   (1.17)
Diluted weighted average common shares outstanding                     18,147           18,074

Salaries and employee benefits as a percentage of net revenue            73.6%            71.9%
General and administrative expense as a percentage of net revenue        27.0%            30.3%
Effective tax rate                                                          -             35.0%

                    HEIDRICK & STRUGGLES INTERNATIONAL, INC.
                               SEGMENT INFORMATION
                                 (In thousands)


                                                                                Six Months Ended June 30,
                                                      ----------------------------------------------------------------------------
                                                                                                                2003        2002
                                                         2003         2002      $ Change      % Change         Margin      Margin
                                                      ----------   ----------   ----------    ----------     ----------   --------
Revenue:
    North America                                     $   86,546   $  102,061   $  (15,515)        -15.2%
    Latin America                                          4,936        5,471         (535)         -9.8%
    Europe                                                56,438       66,295       (9,857)        -14.9%
    Asia Pacific                                          11,065       11,372         (307)         -2.7%
                                                      ----------   ----------   ----------
       Revenue before reimbursements (net revenue)       158,985      185,199      (26,214)        -14.2%
    Reimbursements                                        11,886       13,317       (1,431)        -10.7%
                                                      ----------   ----------   ----------
       Total                                          $  170,871   $  198,516   $  (27,645)        -13.9%
                                                      ==========   ==========   ==========

Operating Income (Loss):

    North America (1)                                 $   16,042   $   12,609   $    3,433          27.2%          18.5%      12.4%
    Latin America                                            (20)      (1,577)       1,557          98.7%
    Europe (1)                                            (1,384)      (1,257)        (127)        -10.1%
    Asia Pacific (1)                                       1,529        1,091          438          40.1%          13.8%       9.6%
                                                      ----------   ----------   ----------
       Total regions                                      16,167       10,866        5,301          48.8%          10.2%       5.9%
    Corporate (1)                                        (17,209)     (14,897)      (2,312)        -15.5%
                                                      ----------   ----------   ----------
       Operating income (loss) before severance
           and office consolidation charges               (1,042)      (4,031)       2,989
    Severance and office consolidation charges (2)        (5,500)     (23,169)      17,669
                                                      ----------   ----------   ----------
       Total                                          $   (6,542)  $  (27,200)  $   20,658
                                                      ==========   ==========   ==========

                    HEIDRICK & STRUGGLES INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                           June 30,                December 31,
                                                                                             2003                      2002
                                                                                         ------------              ------------
Current liabilities:
        Current maturities of long-term debt                                             $        980              $      1,161
        Accounts payable                                                                        6,666                     8,887
        Accrued expenses:
               Salaries and employee benefits                                                  56,813                    67,514
               Other                                                                           20,009                    20,704
        Current portion of accruals for severance and office consolidations                    12,581                    20,705
        Income taxes payable                                                                    2,158                         -
                                                                                         ------------              ------------
               Total current liabilities                                                       99,207                   118,971
                                                                                         ------------              ------------

Non-current liabilities:
        Long-term debt, less current maturities                                                   333                       294
        Retirement and pension plans                                                           28,853                    25,234
        Non-current portion of accruals for severance and office consolidations                19,120                    18,531
        Other non-current liabilities                                                             354                       323
                                                                                         ------------              ------------
               Total non-current liabilities                                                   48,660                    44,382
                                                                                         ------------              ------------

Stockholders' equity                                                                          190,998                   199,711
                                                                                         ------------              ------------

               Total liabilities and stockholders' equity                                $    338,865              $    363,064
                                                                                         ============              ============

                    HEIDRICK & STRUGGLES INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                  June 30,     December 31,
                                                                                    2003           2002
                                                                                ------------   ------------
Current assets:
        Cash and cash equivalents                                                   $ 95,888      $ 110,220
        Accounts receivable, net of allowance for doubtful accounts                   51,829         41,774
        Other receivables                                                              4,204          3,552
        Prepaid expenses                                                               8,801         11,881
        Income taxes recoverable                                                           -          6,125
        Deferred income taxes, net                                                    24,160         24,924
                                                                                    --------      ---------
               Total current assets                                                  184,882        198,476
                                                                                    --------      ---------

Property and equipment, net                                                           35,415         38,230
                                                                                    --------      ---------

Other non-current assets:
        Assets designated for pension plans                                           23,938         21,196
        Investments                                                                    2,250          3,007
        Other non-current assets                                                       6,800          9,478
        Deferred income taxes, net                                                    25,514         32,176
        Goodwill, net                                                                 50,587         50,271
        Other intangibles, net                                                         9,479         10,230
                                                                                    --------      ---------
               Total other non-current assets                                        118,568        126,358
                                                                                    --------      ---------

               Total assets                                                         $338,865      $ 363,064
                                                                                    ========      =========

Schedule Notes:

(1) In the second quarter of 2003, Mr. Piers Marmion resigned as Chief Executive Officer. In addition, Mr. David Anderson, who was previously the President and Chief Operating Officer, also resigned. As a result, the Company recorded a charge of $5.2 million in the second quarter of 2003 for their separation agreements. These charges are included in the Corporate segment.

     Also in the second quarter of 2003, the Company recorded other severance costs of $2.8 million. By segment, these severance charges are as follows:
     North America $0.5 million; Europe $2.0 million; Asia Pacific $0.2 million; Corporate $0.1 million.

(2) In June 2001, October 2001 and October 2002 the Company announced reductions in its workforce and the consolidation and closing of offices and as a result recorded severance and office consolidation charges of $53.2 million and $48.5 million in 2001 and 2002, respectively.

     In the first quarter of 2003, the Company recorded an additional $5.5 million of office consolidation charges related to unused office space. By segment, the office consolidation charges recorded in the 2003 first quarter are: North America $0.4 million; Europe $5.1 million.

     In the first quarter of 2002, the Company recorded $23.2 million of severance and office consolidation charges related to reductions in its workforce and the consolidation and closing of offices. The 2002 first quarter severance and office consolidation charges include $10.4 million of severance and other employee-related costs and $12.8 million related to the consolidation and closing of offices. By segment, the severance and office consolidation charges recorded in the first quarter of 2002 are as follows:
     North America $13.3 million; Latin America $0.1 million; Europe $7.0 million; Asia Pacific $0.3 million; Corporate $2.5 million.

(3) The Company receives warrants for equity securities in its client companies, in addition to its cash fee, for services rendered on some searches. The warrants are recorded at fair value, net of consultants' bonuses. Some of the warrants meet the definition of a derivative instrument under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its subsequent amendments. In accordance with SFAS No. 133, changes in the fair value of the derivative instruments are recorded in the Consolidated Statements of Operations. Other warrants received and which do not meet the definition of a derivative under SFAS No. 133 are regularly reviewed for declines in fair value. Upon a value event such as an initial public offering or an acquisition, the equity securities arising from the exercise of the warrants are monetized, resulting in a realized gain, net of consultants' bonuses and other costs.

(4) During the second quarter of 2002, the Company wrote down its remaining investment in ETF Group, incurring a non-cash charge of $5.0 million.

(5) The Company's tax provision reflects the adjustment of $1.2 million and $4.3 million for the three and six months ended June 30, 2003, respectively, for deferred tax assets related to the excess of expense for accounting purposes over the related deduction for tax purposes that occurred upon the vesting of restricted stock units in the first half of 2003.